UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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UCBH HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UCBH HOLDINGS, INC.

555 Montgomery Street
San Francisco, California 94111
(415) 315-2800

September 7, 2004

Dear Fellow Stockholders:

          You are cordially invited to attend a Special Meeting (the “Meeting”) of Stockholders of UCBH Holdings, Inc. (the “Company”), which will be held on Friday, September 24, 2004, at 10:00 a.m. Pacific time at the Holiday Inn Select Downtown, 750 Kearny Street, Chinese Culture Center, Third Floor, San Francisco, California.

          At the Meeting, the only scheduled business is to approve the amendments to the 1998 Stock Option Plan (the “Plan”) to increase the number of shares reserved for awards under the Plan to 11,828,824 and to revise the definition of “Change in Control” to conform to current Change in Control agreements with certain senior management. Members of the Company’s Board of Directors and management will be present at the Meeting to respond to any questions you may have regarding the business to be transacted. Attached is the Notice of the Meeting and the Proxy Statement describing the formal business to be transacted at the Meeting.

          For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote “FOR” the approval of the amendments to the Company’s 1998 Stock Option Plan to increase the number of shares reserved thereunder and to revise the definition of “Change in Control” to conform to current Change in Control agreements with certain senior management.

          Whether or not you expect to attend, please sign and return the enclosed proxy card promptly. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares. Your cooperation is appreciated since a majority of the shares of Common Stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

          On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued interest and support.

Sincerely,

Thomas S. Wu

Chairman of the Board
President and Chief Executive Officer

UCBH HOLDINGS, INC.

555 Montgomery Street
San Francisco, California 94111
(415) 315-2800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on September 24, 2004

NOTICE IS HEREBY GIVEN that a Special Meeting (the “Meeting”) of Stockholders of UCBH Holdings, Inc. (the “Company”) will be held on September 24, 2004, at 10:00 a.m. Pacific time at the Holiday Inn Select Downtown, 750 Kearny Street, Chinese Culture Center, Third Floor, San Francisco, California, for the following purposes:

1.	To approve the amendments to the Company’s 1998 Stock Option Plan to increase the number of shares reserved for awards under the Plan to 11,828,824 and to revise the definition of “Change in Control” to conform to current Change in Control agreements with certain senior management; and

2.	Such other matters as may properly come before the Meeting.

Stockholders owning UCBH Holdings, Inc. shares at the close of business on August 31, 2004, are entitled to attend and vote at the Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum, or to approve or ratify the foregoing proposal at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A complete list of stockholders entitled to vote at the Meeting will be available at the executive offices of UCBH Holdings, Inc., 555 Montgomery Street, San Francisco, California 94111, for a period of ten days prior to the Meeting and will also be available at the Meeting itself.

By Order of the Board of Directors,

Eileen Romero
Corporate Secretary

San Francisco, California

September 7, 2004

UCBH HOLDINGS, INC.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
SEPTEMBER 24, 2004

Solicitation and Voting of Proxies

          This Proxy Statement is being furnished to stockholders of UCBH Holdings, Inc. (the “Company”) in connection with the solicitation by the Board of Directors (“Board of Directors” or “Board”) of proxies to be used at the Special Meeting of Stockholders (the “Meeting”), to be held on September 24, 2004 at 10:00 a.m. Pacific time at the Holiday Inn Select Downtown, 750 Kearny Street, Chinese Culture Center, Third Floor, San Francisco, California, and at any adjournments thereof. This Proxy Statement is first being mailed to recordholders on or about September 7, 2004.

          Regardless of the number of shares of Common Stock owned, it is important that recordholders of a majority of the shares be represented by proxy or present in person at the Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxy cards will be voted “FOR” the approval of the amendments to the Company’s 1998 Stock Option Plan (the “Plan”) to increase the number of shares reserved thereunder and to revise the definition of “Change in Control” to conform to current Change in Control agreements with certain senior management as specified under Proposal 1.

          Other than the matter set forth on the attached Notice of the Special Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Meeting and at any adjournments thereof, including whether or not to adjourn the Meeting.

          You may revoke your proxy at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the recordholder to vote personally at the Meeting.

          The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Mellon Investor Services, a proxy solicitation firm, will assist the Company in soliciting proxies for the Meeting and will be paid a fee of $10,000, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiary, United Commercial Bank (the “Bank”), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

          The securities which may be voted at the Meeting consist of shares of common stock of the Company (“Common Stock”), with each share entitling its owner to one vote on all matters to be voted on at the Meeting, except as described below.

          The close of business on August 31, 2004 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of stockholders of record entitled to notice of and to vote at the Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 45,323,594 shares.

          The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company’s Certificate of Incorporation) is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

          As to the approval of the amendments to the 1998 Stock Option Plan as set forth in Proposal 1, the proxy card being provided by the Board of Directors enables a stockholder to check the appropriate box on the proxy card to: (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” from voting on the proposal.

          Under Delaware law and the Company’s bylaws, the affirmative vote of a majority of the votes present at the Meeting, in person or by proxy, and entitled to vote is required to constitute stockholder approval and ratification of Proposal 1. Shares as to which the “ABSTAIN” box has been selected on the proxy card for such proposal will be counted in determining the total number of shares present and entitled to vote and will have the effect of a vote against such proposal. Shares underlying broker non-votes are not counted as present and entitled to vote on the Proposal and will have no effect on the vote on the Proposal.

          Proxies solicited hereby will be returned to the Company’s transfer agent, Mellon Investor Services, and will be tabulated by inspector(s) of election designated by the Board of Directors, who will not be employed by, or be a director of, the Company or any of its affiliates. After the final adjournment of the Meeting, the proxies will be returned to the Company for safekeeping.

PROPOSAL TO BE VOTED ON AT THE SPECIAL MEETING

PROPOSAL 1.

APPROVAL OF AMENDMENTS TO THE
UCBH HOLDINGS, INC. 1998 STOCK OPTION PLAN

          The Company’s 1998 Stock Option Plan (the “Plan”) was approved by the stockholders on July 30, 1998 and amended as of April 29, 1999, April 26, 2001, and April 24, 2003. An aggregate of 9,567,600 shares of Common Stock are currently reserved for issuance under the Plan. As of August 31, 2004, options for 9,396,948 shares have been awarded under the Plan; leaving 170,652 shares remaining available for issuance under the Plan. All of the options that have been awarded, as of August 31, 2004, have an exercise price ranging from $3.75 to $39.41 (split-adjusted), which was not less than the fair market value on the respective date of grant.

          In the current competitive marketplace, the Board of Directors believes that the availability of an adequate number of shares in the share reserve of the Plan is an important factor in continuing to attract, retain and motivate qualified employees and non-employee directors essential to the success of the Company and its subsidiaries. The options also provide these persons with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward employees for outstanding performance. The Board of Directors believes that the Company’s growth and financial performance over the past six years indicate that the Company has implemented a very effective stock option grant policy in aligning its employees and non-employee directors’ interests with the interests of its shareholders, and the Company plans to adopt the same policy in the future. Furthermore, the Board of Directors believes that the amendments to the Plan are necessary to the successful execution of the Company’s planned growth initiatives and to support possible future acquisitions.

          The definition of “Change in Control” (“CIC”) contained in the Plan is currently inconsistent with the definition contained in current CIC agreements with certain senior management of the Company. The proposed revision to the definition of “Change in Control” would make it consistent with the definition contained in the Change in Control agreements. One major effect of the revision to the definition of “Change in Control” is raising the ownership percentage triggering a Change in Control event from 25% or more to 50% or more of the outstanding shares of Common Stock of the Company. Additionally, the revision is consistent with the amendment to the Amended and Restated Certificate of Incorporation approved by the stockholders on April 29, 2004, which lifted the restriction on the voting of shares held in excess of 10% of the outstanding shares of Common Stock of the Company.

          Accordingly, the Board of Directors has adopted, subject to stockholder approval, an increase in the number of shares of Common Stock underlying the Plan by 2,261,224 shares and a revision to the definition of “Change in Control” to conform to current Change in Control agreements with certain senior management. As a result, the total number of shares reserved under the Plan would be 11,828,824 shares.

Revisions to Plan

          The Board of Directors has approved, subject to stockholder ratification, the following amendment to Section 4 of the Plan:

          4.      STOCK SUBJECT TO THE PLAN.

Subject to adjustment as provided in Section 14, the maximum number of shares reserved for Awards under the Plan is 11,828,824 shares of the Common Stock. These shares of Common Stock may be either authorized but unissued shares or authorized shares previously issued and reacquired by the Company. To the extent that Awards are granted under the Plan, the shares underlying such Awards will be unavailable for any other use including future grants under the Plan except that, to the extent that Awards terminate, expire, are forfeited or are canceled without having been exercised (in the case of Limited Rights, exercised for cash), new Awards may be made with respect to these shares.

          The Board of Directors has also approved, subject to stockholder ratification, a revision to Section 1(f) of the Plan. Section 1(f) currently reads as follows:

(f) “Change in Control” means a change in control of the Bank or the Company of a nature that; (i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) results in a Change in Control within the meaning of the Home Owners’ Loan Act of 1933, as amended (“HOLA”) and the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”) (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under such rules and regulations the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company, representing 25% or more of the Bank’s or Company’s outstanding securities except for any securities of the Bank purchased by the Company formed by the Bank for that purpose in connection with the reorganization of the Bank and any securities purchased by any tax qualified employee benefit plan of the Bank or Company; or (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or

(C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or Company or similar transaction occurs in which the Bank or Company is not the resulting entity; or (D) a solicitation of shareholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Bank or Company or similar transaction with one or more corporations, as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Bank or Company; or (E) a tender offer is made for 25% or more of the voting securities of the Bank or Company.

          The Board proposes to delete the above definition and to replace it with the following Section 1(f), which conforms to current Change in Control agreements with certain senior management:

(f) “Change in Control” means an event or series of events of a nature that at such time: (i) any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as determined under Rule 13d of such Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing fifty percent (50%) or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (ii) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or the Holding Company is not the resulting entity.

          The following is a summary of the material terms of the Plan which is qualified in its entirety by the complete provisions of the Plan, which is on file with the Securities and Exchange Commission as Exhibit 4.2 to the Company’s Form S-8 (SEC File No. 333-118428), filed on August 20, 2004.

General

          The Plan authorizes the granting of options to purchase Common Stock and option-related awards (collectively “Awards”). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for purchase pursuant to the exercise of option and option-related Awards under the Plan is presently 9,567,600 shares and this proposal would raise the maximum number of shares to 11,828,824. All officers, other employees and outside directors of the Company and its affiliates, are eligible to receive Awards under the Plan. The Plan will be administered by a committee (the “Committee”). Authorized but unissued shares or shares previously issued and reacquired by the Company may be used to satisfy Awards under the Plan. The exercise of options granted under the Plan will result in an increase in the number of shares outstanding, and may have a dilutive effect on the holdings of existing stockholders. The Plan will be in effect for a period of ten years from the date of adoption by the Board of Directors.

Awards

          Types of Awards.      The Plan authorizes the grant of Awards to employees and outside directors in the form of: (i) options to purchase the Company’s Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (options which afford tax benefits to the recipients upon compliance with certain conditions and which do not result in tax deductions to the Company), referred to as “Incentive Stock Options”; (ii) options that do not so qualify (options which do not afford income tax benefits to recipients, but which may provide tax deductions to the Company), referred to as “Non-statutory Stock Options”; and (iii) limited rights which are exercisable only upon a change in control of the Company (as defined in the Plan) (“Limited Rights”).

          Options.      The Board of Directors (as of August 31, 2004) has granted options for 9,396,948 shares to employees (including executive officers) and to outside directors at an exercise price of ranging from $3.75 to $39.41 per share under the Stock Option Plan (split-adjusted). 2,431,876 shares will be reserved and available under the Stock Option Plan for future grants to employees and/or outside directors if this Proposal is approved. All options granted to employees will be qualified as Incentive Stock Options to the extent permitted under Section 422 of the Internal Revenue Code. Incentive Stock Options, at the discretion of the Committee with the concurrence of the holder, may be converted into Non-statutory Stock Options. Pursuant to the Plan, the Committee has the authority to determine the date or dates on which each stock option shall become exercisable. The exercise price of all Incentive Stock Options must be 100% of the fair market value of the underlying Common Stock at the time of grant, except as provided below. The exercise price may be paid in cash or in Common Stock at the discretion of the Committee. See “Payout Alternative” and “Alternative Option Payments.” All stock options granted in 2001 had an exercise price ranging from $11.31 to $15.53 (split-adjusted). All stock options granted in 2002 had an exercise price ranging from $14.39 to $18.10 (split-adjusted). All stock options granted in 2003 had an exercise price ranging from $21.95 to $33.62 (split-adjusted). The options become exercisable in three equal annual installments. The first third of options granted in 2001, 2002 and 2003 become exercisable one year after the date of grant, and in equal annual installments thereafter.

          Incentive Stock Options may only be granted to employees. In order to qualify as Incentive Stock Options under Section 422 of the Code, the exercise price must not be less than 100% of the fair market value on the date of grant and the term of the option may not exceed ten years from the date of grant. Incentive Stock Options granted to any person who is the beneficial owner of more than 10% of the outstanding voting stock may be exercised only for a period of five years from the date of grant and the exercise price must be at least equal to 110% of the fair market value of the underlying Common Stock on the date of grant.

          Termination of Employment.      Options granted under the Plan may be exercised at such time as the Committee determines, but in no event shall an option be exercisable more than ten years from the date of grant (or five years from date of grant in the case of Incentive Stock Options for a 10% owner). The Committee in its discretion may determine the time frame in which options may be exercised and may redesignate Incentive Stock Options as Non-statutory Stock Options.

          Upon the termination of an employee’s or outside director’s employment or service in the event of disability, change in control or death, all Non-statutory Stock Options shall immediately vest and become exercisable for one year after such termination, and in the event of termination for cause or termination of employment or service for any other reason including retirement or voluntary resignation, all vested Non-statutory Stock Options as of the date of termination of employment or service shall be exercisable for a period of one year. Any unvested Non-statutory Stock Options at that time shall become null and void.

          Upon the termination of an employee’s employment in the event of disability, change in control, retirement or death, all Incentive Stock Options shall immediately vest and become exercisable for one year after such termination (however, in the event of a change in control or retirement, exercising after three months will result in loss of incentive stock option treatment under the Code), and in the event of termination for cause or termination of employment for any other reason including voluntary resignation, all vested Incentive Stock Options as of the date of termination of employment shall be exercisable for a period of one year. Any unvested Incentive Stock Options at that time shall become null and void.

          Limited Rights.      Limited Rights are related to specific options granted and become exercisable in the event of a change in control of the Bank or the Company. Upon exercise, the optionee will be entitled to receive in lieu of purchasing the stock underlying the option, a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the right less any applicable tax withholding.

          Option Grants.      It is currently intended that the options proposed to be granted will include Limited Rights and will vest either upon grant or over a period of time as determined by the Committee in its sole discretion; provided, however, that all options, whether or not then exercisable, will be immediately exercisable in the event the optionee’s employment or service is terminated due to death, disability, a change in control, or, in the case of employees, retirement. The exercise price of all such options will be 100% of the fair market value of the underlying Common Stock at the time of grant.

          As of August 31, 2004, the fair market value per share of Common Stock was $40.15.

Tax Treatment

          An optionee will generally not be deemed to have recognized taxable income upon grant or exercise of any Incentive Stock Option, provided that shares transferred in connection with the exercise are not disposed of by the optionee for at least one year after the date the shares are transferred in connection with the exercise of the option and two years after the date of grant of the option. If the holding periods are satisfied, upon disposal of the shares, the aggregate difference between the per share option exercise price and the amount realized from the disposition of the Common Stock is recognized as income taxable at long term capital gains rates. No compensation deduction may be taken by the Company as a result of the grant or exercise of Incentive Stock Options, assuming these holding periods are met.

          In the case of the exercise of a Non-statutory Stock Option, an optionee will be deemed to have received ordinary income upon exercise of the stock option in an amount equal to the aggregate amount by which the per share exercise price is exceeded by the fair market value of the Common Stock on the date of exercise. Upon a subsequent disposition of the shares received through the exercise of a Non-statutory Stock Option, any additional amount realized will be short-term or long-term capital gain, depending upon the optionee’s holding period for the shares. In the event shares received through the exercise of an Incentive Stock Option are disposed of prior to the satisfaction of the holding periods (a “disqualifying disposition”), the exercise of the option will be treated as the exercise of a Non-statutory Stock Option, except that the optionee will recognize the ordinary income for the year in which the disqualifying disposition occurs. Any additional amount realized from the disqualifying disposition will be short-term or long-term capital gain, depending upon the optionee’s holding period for the shares. The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a Non-statutory Stock Option or due to a disqualifying disposition will be a deductible expense of the Company for tax purposes.

          In the case of Limited Rights, the option holder would have to include the amount paid to him upon exercise in his ordinary income for federal income tax purpose in the year in which the payment is made and the Company would be entitled to a deduction for federal income tax purposes of the amount paid.

Payout Alternatives

          The Committee has the sole discretion to determine what form of payment it shall use in distributing payments for all Awards. If the Committee requests any or all participants to make an election as to form of payment, it shall not be considered bound by the election. Any shares of Common Stock tendered in payment of an obligation arising under the Plan or applied to tax withholding amounts shall be valued at the fair market value of the Common Stock. The Committee may use treasury stock, authorized but unissued stock or it may direct the market purchase of shares of Common Stock to satisfy its obligations under the Plan.

Alternate Option Payments

          The Committee also has the sole discretion to determine the form of payment for the exercise of an option. The Committee may indicate acceptable forms in the Award

Agreement covering such options or may reserve its decision to the time of exercise. No option is to be considered exercised until payment in full is accepted by the Committee. The Committee may permit the following forms of payment for options: (a) in cash or by certified check; (b) through borrowed funds, to the extent permitted by law; or (c) by tendering previously acquired shares of Common Stock. Any shares of Common Stock tendered in payment of the exercise price of an option shall be valued at the Fair Market Value of the Common Stock on the date prior to the date of exercise.

Amendment

          The Board of Directors may amend the Plan in any respect, at any time, provided that no amendment may affect the rights of an Award holder (“Awardholder”) without his or her permission.

Adjustments

          In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, or in the event a capital distribution is made, the Committee may make such adjustments to previously granted Awards, to prevent dilution, diminution or enlargement of the rights of the Awardholder. All Awards under this Stock Option Plan shall be binding upon any successors or assigns of the Company.

New Plan Benefits

          The Company cannot now determine the number of options to be received in the future by the Named Executive Officers, non-employee directors, all current executive officers as a group or all employees (including current officers who are not executive officers) as a group, as a result of the proposed increase in the number of shares reserved under the Stock Option Plan. In 2003, all executive officers as a group were granted options to purchase a total of 330,000 shares, and all employees (excluding executive officers) as a group were granted options to purchase a total of 468,450 shares.

Stockholder Approval

          Under Delaware law and the Company’s bylaws, the affirmative vote of a majority of the votes present at the Meeting, in person or by proxy, and entitled to vote is required to constitute stockholder approval and ratification of this Proposal 1. Shares as to which the “ABSTAIN” box has been selected on the proxy card for such proposal will be counted in determining the total number of shares present and entitled to vote and will have the effect of a vote against such proposal. Shares underlying broker non-votes will not be counted as present and entitled to vote or votes cast and will have no effect on such proposal.

          Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” approval of the amendments to the Company’s 1998 Stock Option Plan to increase the number of shares reserved thereunder and to revise the definition of “Change in Control” to conform to current Change in Control agreements with certain senior management.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

APPROVAL OF THE AMENDMENTS TO THE COMPANY’S
1998 STOCK OPTION PLAN.

Appraisal Rights

          Holders of shares of Common Stock do not have appraisal rights under Delaware law or under the governing documents of the Company in connection with this solicitation.

Security Ownership of Certain Beneficial Owners

          The following table sets forth information as to those persons believed by the Company to be beneficial owners of more than 5% of the Company’s outstanding shares of Common Stock on the Record Date, as disclosed in certain reports received to date regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission (“SEC”), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Other than those persons listed, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company’s Common Stock as of the Record Date.

Amount and Nature
	Name and Address of	of Beneficial	Percent
Title of Class	Beneficial Owner	Ownership	of Class

Common Stock	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	4,404,669(1)	9.781%(1)

Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street P.O. Box 17218 Baltimore, Maryland 21202	2,832,400(2)(3)	6.2%(3)

(1)	Based on information contained in a Schedule 13G filed with the SEC on February 17, 2004.

(2)	These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on information contained in a Schedule 13G filed with the SEC on February 11, 2004.

Information with Respect to Each Director and Certain Executive Officers of the Company

          The following table sets forth, as of the Record Date, the name of each director and Named Executive Officer (defined below) of the Company, such person’s age and position with the Company; and, with respect to each director, the year in which such person became a director and the year in which such person’s term as director of the Company expires. The table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each director and Named Executive Officer and all directors and executive officers as a group as of the Record Date.

						Shares of	Right to
						Common	Acquire
						Stock	Shares of
			Director		Term to	Beneficially	Common	Percent of
Directors	Title(1)	Age	Since(2)		Expire	Owned(3)(4)(5)	Stock(5)(6)	Class(7)

Anthony Y. Chan	Director	51	2003		2007	4,850	8,000	*

Jonathan H. Downing	Executive Vice President, Chief Financial Officer and Director	52	1993		2006	93,880	400,000	1.09%

Joseph J. Jou	Director	58	2003		2006	95,763	8,000	*

Li-Lin Ko	Director	54	2000		2005	2,000	48,000	*

Ronald S. McMeekin	Director	71	1998		2005	—	65,600	*

Michael Tun Zan	Director	67	2002		2006	6,000	32,000	*

Dr. Godwin Wong	Director	54	1998	**	2007	84,000	80,934	*

Joseph S. Wu	Director	39	2000		2005	—	56,000	*

Thomas S. Wu	Chairman of the Board of Directors, President and Chief Executive Officer	46	1998	***	2007	142,802	1,200,000	2.96%

			Shares of	Right to
			Common	Acquire
			Stock	Shares of
Named Executive Officers			Beneficially	Common	Percent of
Who Are Not Directors	Title(1)	Age	Owned(3)(4)(5)	Stock(5)(6)	Class(7)

Sylvia Loh	Executive Vice President and Director of Commercial Banking	48	24,145	303,344	*

William T. Goldrick	Senior Vice President and Senior Credit Approval Officer of the Bank	72	13,332	40,000	*

Ka Wah (Tony) Tsui	Senior Vice President and General Manager, Hong Kong Branch of the Bank	51	—	26,667	*

All Directors and Executive Officers as a Group (19 persons)			524,629	2,506,738	6.69%

*	Does not exceed 1.0% of the Company’s voting securities.
**	Dr. Godwin Wong has served as a director of the Bank since 1994.

***	Mr. Thomas S. Wu served as a director of the Bank from 1995-1996.

(1)	Titles are for both the Company and the Bank unless otherwise indicated.
(2)	The date given includes years during which the director served on the Board of USB Holdings, Inc., the predecessor to UCBH Holdings, Inc.
(3)	Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein.
(4)	Includes Common Stock held in a unitized fund pursuant to the Company’s 401(k) plan. The number of shares of Common Stock reported is based on the value of the unitized units in the Company’s fund as reported on the Record Date.
(5)	All numbers are adjusted for stock splits.
(6)	Represents options granted under the Amended UCBH Holdings, Inc. 1998 Stock Option Plan (the “Stock Option Plan”), which have vested or will vest within sixty days of the Record Date.
(7)	As of the Record Date, there were 45,323,594 shares of Common Stock outstanding.

Director Compensation

          The following table provides information on the Company’s compensation and reimbursement practices during the 2003 fiscal year for non-employee directors. Thomas S.

Wu and Jonathan H. Downing do not receive any separate compensation for their Board activities.

Non-Employee Director Compensation Table

Annual retainer	$50,000

Additional retainer for Chair of Audit Committee or Credit Committee	$10,000

Additional retainer for Chair of any other committee	$6,000

Retainer for members of Board committees	$4,000

Reimbursement for expenses attendant to Board membership	Yes

          Option Plan. All directors who are not employees of the Company are eligible to receive options to purchase Common Stock under the Company’s Stock Option Plan. The Stock Option Plan was adopted by the Company’s Board of Directors and stockholders on July 30, 1998 and subsequently amended as of April 29, 1999, April 26, 2001 and April 24, 2003. The following table sets forth certain information with respect to non-statutory stock options granted under the Stock Option to the non-employee directors in 2003.

	Number of Shares of Common Stock		Exercise Price
Name	Underlying Options Granted (#)(1)		($/share)(2)

Anthony Y. Chan	24,000	(3)	$24.75

Joseph J. Jou	24,000	(4)	$29.61

Li-Lin Ko	48,000	(5)	$21.95

Joseph S. Wu	24,000	(6)	$33.62

Total	120,000

(1)	The number of shares of common stock underlying options granted is adjusted for stock splits.

(2)	The exercise price of each option is the fair market value of the Common Stock as of the date of grant, split adjusted.

(3)	The options vest in three equal annual installments commencing on April 24, 2004.

(4)	The options vest in three equal annual installments commencing on July 17, 2004.

(5)	The options vest in three equal annual installments commencing on January 9, 2004.

(6)	The options vest in three equal annual installments commencing on October 16, 2004.

Compensation Committee Interlocks and Insider Participation

          The Human Resources Committee, since July 11, 2001, is currently composed of Joseph S. Wu, Michael Tun Zan and Dr. Godwin Wong, all of whom are independent of the management of the Company and the Bank, as independence is defined in the NASD listing standards. There are no members of the Human Resources Committee who were officers or employees of the Company or any of its subsidiaries during the fiscal year, formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.

Executive Compensation

          The report of the Human Resource Committee and the stock performance graph shall not be deemed filed or incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, except to the extent the report is specifically incorporated by reference.

          Human Resources Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission (“SEC”), the Company is required to provide certain data and information with regard to the compensation and benefits provided to the Company’s Chief Executive Officer and other executive officers of the Company for the year ended December 31, 2003. The following discussion addresses compensation information relating to the President and Chief Executive Officer and the executive officers of the Company and the Bank for 2003 and sets forth the report of the Human Resources Committee of the Company and the Bank (collectively the “HR Committee”). The disclosure requirements for the President and Chief Executive Officer and other executive officers include the use of tables and a summary report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals.

          The following policies and procedures were utilized to determine executive compensation levels for 2003:

          Compensation Policies and Procedures. The compensation policy of the Company and Bank is designed to attract and retain highly qualified personnel and to provide meaningful incentives for measurable performance. The HR Committee reviews and recommends to the Board of Directors compensation for executive officers of the Company and Bank, the adoption, amendment and implementation of incentive compensation plans, stock option plans, and other benefit plans and programs for the Company and Bank.

          The HR Committee annually reviews and evaluates base salary and annual bonuses for all executive officers, and in conducting such reviews places primary consideration upon the recommendations of the President and Chief Executive Officer, along with the rationale for such recommendations, with the exception of the compensation review of the President and Chief Executive Officer. The President and Chief Executive Officer does not participate in the HR Committee’s decision for his own compensation package. In establishing individual compensation levels, the HR Committee considers the Company’s and Bank’s overall objectives and performance, peer group comparisons and individual performance.

          The HR Committee adopted the following goals in establishing executive compensation: (1) attracting, retaining and rewarding highly qualified and productive persons; (2) relating compensation to the performance of both the individual and the

Company and the Bank; and (3) establishing compensation levels that are internally equitable and externally competitive.

          The HR Committee generally utilizes internal and/or external surveys of compensation paid to executive officers performing similar duties for depository institutions and their holding companies with particular focus on the level of compensation paid by comparable institutions in the San Francisco Bay Area and the Los Angeles Metropolitan Area. In this regard, the HR Committee utilizes internal surveys with respect to its executive officers and attempts to make compensation levels commensurate with levels paid to officers of similar publicly traded financial institutions.

          Although the HR Committee’s recommendations are discretionary and no specific formula is used for decision making, compensation adjustments are aimed at reflecting the overall performance of the Company and Bank and the performance of the individual executive officer.

          Merit Increase. Merit increases are designed to motivate management to perform at consistently high levels. Salaries for executives are reviewed by the HR Committee on an annual basis and may be increased at that time based on the HR Committee’s determination that an individual’s overall contribution to the Company merits recognition. The compensation adjustments reflected in the Summary Compensation Table were also affected in the case of executive officers other than the Chief Executive Officer, by the evaluation of individual contributions to the Company by the Chief Executive Officer.

          Bonus. Bonuses for executives are intended to be used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional company performance.

          For 2003, the Company and Bank did not maintain a cash bonus plan and all bonuses paid to executives, other than the Chief Executive Officer, were discretionary and determined by an initial recommendation of the Chief Executive Officer and reviewed and evaluated by the HR Committee. In determining the amount of the bonuses, the HR Committee primarily considered the profitability of the Company and Bank and the entire compensation package of the executive officers. In 2003, the Bank accrued a portion of its net operating income for the purpose of paying discretionary bonuses recommended by the HR Committee and approved by the Board of Directors. For 2003, the HR Committee specifically considered the Bank’s level of funds available for the payment of bonuses, the base salary increase of each executive officer and corporate events during 2003 including the acquisition of First Continental Bank completed by the Company and the Bank.

          Stock Options. The HR Committee believes that stock ownership by management is beneficial in aligning management and stockholders’ interests with respect to enhancing stockholder value. Stock options are also important in continuing to attract, retain, and motivate qualified employees and also provide them with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholders’ concerns and reward employees for outstanding performance. Pursuant to the Stock Option Plan, awards for the named executive officers were made as set forth in the Summary Compensation Table and the table contained in the Option Grants During Year Ended December 31, 2003 section.

          Chief Executive Officer. In evaluating the compensation of Mr. Thomas S. Wu, the HR Committee assessed Mr. Wu’s leadership, achievements and the performance of the Company and the Bank in 2003. Under his guidance, the Bank again achieved record loan originations and core deposits, all contributing to 2003’s record earnings, while maintaining excellent credit quality as measured by the low ratio of nonperforming loans to total loans. Also in 2003, shareholder value continued to improve as evidenced by the 83.6% appreciation of the Company’s stock during the year.(1) Finally, Mr. Wu deserves further recognition for the successful acquisition and integration of First Continental Bank in 2003, which firmly reinforced the Company’s commitment to growth in Southern California.

The Human Resources Committee

Joseph S. Wu	Michael Tun Zan	Dr. Godwin Wong
Chairman

(1)	Source: Carpenter and Company

Summary Compensation Table

          The following shows, for the years ended December 31, 2003, 2002 and 2001, the cash compensation paid by the Company and the Bank as well as certain other compensation paid for those years, to the Chief Executive Officer and the other four most highly compensated executive officers at the Company (the “Named Executive Officers”).

	Annual Compensation				Long-Term Compensation
					Awards			Payouts

					Restricted	Securities
Name and Principal				Other Annual	Stock	Underlying		LTIP	All Other
Position	Year	Salary	Bonus(1)	Compensation (2)	Awards	Options/SARs(3)		Payouts	Compensation

Thomas S. Wu	2003	$800,000	$1,280,000	—	—	—		—	$5,260
Chairman, President and	2002	$500,000	$800,000	—	—	—		—	$800,000	(4)
Chief Executive Officer	2001	$400,000	$550,000	—	—	800,000	(5)	—	$7,586

Jonathan H. Downing	2003	$226,800	$260,000	—	—	—		—	—
Executive Vice President,	2002	$216,000	$225,000	—	—	—		—	$100,000	(4)
Chief Financial Officer	2001	$200,004	$200,000	—	—	240,000	(5)	—	$648
and Director

Sylvia Loh	2003	$189,000	$140,000	—	—	—		—	—
Executive Vice President	2002	$180,000	$120,000	—	—	—		—	—
and Director of	2001	$165,996	$135,000	—	—	150,000	(5)	—	$538
Commercial Banking

William T. Goldrick	2003	$157,500	$120,000	—	—	—		—	—
Senior Vice President	2002	$150,000	$110,000	—	—	—		—	$10,000	(4)
and Senior Credit	2001	$128,796	$100,000	—	—	120,000	(5)	—	$417
Approval Officer

Ka Wah (Tony) Tsui	2003	$185,483	$70,000	—	—	80,000	(6)	—	—
Senior Vice President	2002	—	—	—	—	—		—	—
and General Manager,	2001	—	—	—	—	—		—	—
Hong Kong Branch

(1)	The referenced bonus represents a performance bonus for the years ended December 31, 2003, 2002 and 2001.

(2)	For 2003, 2002 and 2001, there were no perquisites with an aggregate value over the lesser of $50,000 or 10% of the individual’s total salary and bonus for the year or other compensation that would otherwise require disclosure in this column.

(3)	All numbers are adjusted for stock splits.

(4)	The referenced compensation represents a success bonus for the acquisition of Bank of Canton of California.

(5)	The stock option grants in 2001 for the Named Executive Officers provide that 1/3 of the total options granted vest annually over three (3) years commencing on April 26, 2002 at an exercise price of $12.305 per share, split adjusted.

(6)	The stock option grant in 2003 for the Named Executive Officer provides that 1/3 of the total options granted vest annually over three (3) years commencing on January 9, 2004 at an exercise price of $21.95 per share, split adjusted.

Employment and Change in Control Agreements

          The Bank and the Company (collectively for this section called “Company”) have entered into an employment agreement (“Agreement”) with Thomas S. Wu, Chairman, President and Chief Executive Officer of the Company (the “Executive”). The Agreement is intended to ensure that the Company will be able to maintain a stable and competent management base. The continued success of the Company depends to a significant degree on the skills and competence of the Executive.

          The employment agreement provides for a three-year term. The Agreement provides that, commencing on the date of execution, the term of the Agreement shall be extended for one day for each day that lapses until such time as the Board or the Executive elects not to extend the term of the Agreement by written notice, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice. The Agreement provides that the Executive’s base salary will be reviewed at least annually and a bonus may be awarded by the Board. If there is a voluntary termination or a termination for cause, the Executive shall be entitled to receive compensation through the date of termination. In the event that there is a termination for disability or death, the Executive shall be entitled to receive base salary and benefits through the remaining term of the Agreement and any unvested stock options and related limited rights and unvested awards granted to the Executive under any stock option and similar plans shall immediately vest and shall be exercisable within one year. In the event of a termination without cause or a resignation from the Company upon a change in duties, material adverse change in or loss of title, office or significant authority or responsibility, material reduction in base salary or benefits (excluding bonus) or a relocation of the Executive’s principal place of employment by more than 25 miles, the Executive would be entitled to receive a sum equal to three (3) times the highest annual compensation (base salary plus bonus) over the three years immediately preceding the termination and any unvested stock options and related limited rights and unvested awards granted to Executive under any stock option and similar plans shall immediately vest and shall be exercisable within one (1) year. The Company would also continue and pay for the Executive’s life, health and disability insurance coverage for the remaining term of the Agreement.

          Under the Agreement, if voluntary or involuntary termination follows a change in control of the Company as defined in the Agreement, it is expected that, the Executive, or, in the event of the Executive’s death, his beneficiary, would be entitled to a severance payment equal to three (3) times the highest annual compensation due to the Executive over the three years immediately preceding the Change in Control and any unvested stock options and related limited rights and unvested awards granted to the Executive under any stock option and similar plans shall immediately vest and shall be exercisable within one (1) year. The Company would also continue the Executive’s life, health and disability insurance coverage for 36 months. Also, the change in control provisions provides that if it should be determined that any payment or distribution pursuant to this Agreement would be subject to an Excise Tax, as defined in the Agreement, the Executive shall be entitled to receive from the Company an additional payment (Gross-Up Payment) in an amount such that after payment by the Executive of all taxes, including any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Termination Benefits.

          The Company has entered into three-year termination and change in control agreements (“CIC Agreements”) with certain other executive officers of the Company, including the Named Executive Officers other than Thomas S. Wu (the “Officers”). The CIC Agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, the Bank’s CIC Agreements may be renewed by the Board of Directors for an additional year. The CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control of the Company, unless termination is for cause, the Officer or, in the event of death, the Officer’s beneficiary, would be entitled to receive a severance payment equal to three times the Officer’s highest annual compensation for the three years preceding the change in control. For some Officers, the definition of “annual compensation” includes base salary plus bonus. The Company would also continue, and pay for, the Officer’s life, medical and disability insurance coverage for thirty-six (36) months from the date of termination or resignation. The CIC Agreements also provide that if a change in control event has occurred and the Officer is terminated within thirty-six (36) months of the event, for any reason other than for cause (as defined in the CIC Agreements), the Officer shall be entitled to receive a severance payment equal to three (3) times the highest annual compensation (base salary plus bonus) due to the Officer over the three years immediately preceding the Change in Control and any unvested stock options and related limited rights and unvested awards granted to the Officer under any stock option and similar plans shall immediately vest and shall be exercisable within one (1) year. The Company would also continue the Officer’s life, health and disability insurance coverage for 36 months.

          The Executive Vice President, Chief Financial Officer and Director’s CIC Agreement contains the Gross-Up Payment provision described above for the Executive’s employment agreement. The other Officers’ Agreements provide that if the payment, under the CIC Agreement exceeds the amount which can be paid to the Officer without the Officer incurring an Excise Tax, as defined in the CIC Agreement, and the Officer would receive a greater net after-tax amount by applying the limitation contained in this paragraph then the amounts payable to the Officer under the CIC Agreement would be reduced to the maximum which may be paid without the Officer becoming subject to such an Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event that the Officer receives reduced payments and benefits otherwise provided for in the CIC Agreement, the Officer shall have the right to designate which of the payments and benefits otherwise provided for in the CIC Agreement that the Officer will receive in connection with the application of the Payment Cap. If it shall be determined that the Officer would not receive a net after-tax benefit resulting from the application of the Payment Cap, then no reduction shall be made with respect to the pay or benefits due to the Officer.

Option Grants During Year Ended December 31, 2003

          The following table sets forth the number of shares for which options under the Stock Option Plan were granted in 2003 to the Named Executive Officers, the percent of the total options granted to employees in 2003 such options represented, the exercise price, expiration date and potential realizable value of such options assuming an annual appreciation of the Company’s Common Stock of five percent and ten percent, respectively.

	Individual Grants				Potential Realizable Value at
					Assumed Annual Rates of
					Stock Price Appreciation
	Securities	% of Total			for Option Term(1)
	Underlying	Options	Exercise or
	Options	Granted to	Base Price	Expira-
Name	Granted(2)(3)	Employees in 2003	($/Share)(4)	tion Date	5%	10%

Ka Wah (Tony) Tsui	80,000	10.02%	$21.95	1/9/13	$1,104,338.96	$2,798,611.76

(1)	In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of the Company’s Common Stock appreciates from the date of grant over a period of ten years at the annualized rates of five and ten percent, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

(2)	These options are exercisable in three equal installments commencing on the anniversary date of the grant.

(3)	The number of securities underlying options granted is adjusted for stock splits.

(4)	Under the Stock Option Plan, the option exercise price can be no lower than fair market value at the date of the grant. For the Named Executive Officer, all of these options were granted on January 9, 2003 at an exercise price of $21.95 per share, split adjusted. On that date, the closing price of a share of Common Stock was $21.95, split adjusted.

          The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 2003. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

Aggregate Year-End Option/ SAR Exercises and Values

			Number of Securities		Unexercised
			Underlying Unexercised		In the Money
	Shares		Options/SARs at		Options/SARs at
	Acquired		Fiscal Year-End (#)(1)(2)		Fiscal Year-End ($)(2)(3)(4)
	on Exercise	Value Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas S. Wu	0	$0.00	933,334	266,666	$28,309,351.11	$7,110,648.89

Jonathan H. Downing	0	$0.00	320,000	80,000	$9,901,600.00	$2,133,200.00

Sylvia Loh	86,656	$1,520,812.80	253,344	50,000	$8,067,275.68	$1,333,250.00

William T. Goldrick	89,340	$1,449,145.64	0	40,000	$0.00	$1,066,600.00

Ka Wah (Tony) Tsui	0	$0.00	0	80,000	$0.00	$1,361,600.00

(1)	The options in this table have exercise prices ranging from $3.75 to $21.95, split adjusted.

(2)	All numbers are adjusted for stock splits.

(3)	The price of the Common Stock on December 31, 2003 was $38.97.

(4)	Based on the market value of the underlying Common Stock at fiscal year-end, minus the exercise price.

401(k) Plan

          The Bank maintains a 401(k) Plan, a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The 401(k) Plan provides participants with retirement benefits and may also provide benefits upon death, disability or termination of employment with the Bank. Salaried, hourly and commission-paid employees are eligible to participate in the 401(k) Plan following the completion of three (3) months of employment and must be at least twenty-one (21) years of age. Participants may make elective salary reduction contributions to the 401(k) Plan up to the lesser of 15% of the participant’s compensation (as defined in the 401(k) Plan) or the legally permissible limit (currently $13,000 for under 50 years of age and $15,000 for 50 years of age or over) imposed by the Code. The Bank makes a matching employer contribution for employees which is equal to an amount of up to 50% of the employee contribution up to a maximum contribution of $2,000 per year. The matching contribution vests over a period of five (5) years. The 401(k) Plan permits participants to direct the investment of their 401(k) Plan account into various investment alternatives. Enrollment in the 401(k) Plan is limited to the beginning of a calendar quarter.

Equity Compensation Plan Information (as of Record Date)

Number of securities
remaining available
	Number of securities		for future issuance
	to be issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	[excluding securities
	warrants and rights	warrants and rights	reflected in column (a)]
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,344,216	$19.6167	170,652

Equity compensation plans not approved by security holders	—	—	—

Total	6,344,216	$19.6167	170,652

Executive Deferred Compensation Plan

          The Bank maintains an Executive Deferred Compensation Plan (the “Executive Plan”) for the purpose of providing supplemental retirement benefits to a select group of executives and highly compensated employees in consideration of prior services rendered and as an inducement for their continued services in the future. The Executive Plan is intended to be a top-hat plan, exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA, pursuant to ERISA §§201(2), 301(a)(3) and 401(a)(1). The Executive Plan participants have the status of general unsecured creditors of the Bank, and the arrangements under the Executive Plan constitute a mere promise by the Bank to pay benefits in the future. The Bank and the participants in the Executive Plan intend for the arrangements under the Executive Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The interest rate to be paid on the deferred amounts under the Executive Plan shall not be less than the prime rate published in the “Wall Street Journal” as of December 31 of the preceding year.

Director Deferred Compensation Plan

          In January of 2003, a Director Deferred Compensation Plan (the “Director Plan”) was adopted for the purpose of providing supplemental retirement benefits to outside directors in consideration of prior services rendered and as an inducement for their continued services in the future. The Director Plan is intended to be a top-hat plan, exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA, pursuant to

ERISA §§201(2), 301(a)(3) and 401(a)(1). The Director Plan participants have the status of general unsecured creditors of the Bank, and the arrangements under the Director Plan constitute a mere promise by the Bank to pay benefits in the future. The Bank and the participants in the Director Plan intend for the arrangements under the Director Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The interest rate to be paid on the deferred amounts under the Director Plan shall not be less than the prime rate published in the “Wall Street Journal” as of December 31 of the preceding year.

Stock Performance Graph

          The following graph shows a comparison of stockholder return on the Company’s Common Stock based on the market price of Common Stock assuming the reinvestment of dividends, with the cumulative total returns for the companies on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Bank Stocks Index. The plot points used to prepare the graph were provided by the Center for Research in Security Prices (“CRSP”) at the University of Chicago Graduate School of Business. The graph was derived from a limited period of time, and, as a result, may not be indicative of possible future performance of the Company’s Common Stock.

Comparison of Five-Year Cumulative Total Returns

Performance Graph for
UCBH Holdings, Inc.
December 31, 1998 – December 31, 2003

Legend
Symbol	CRSP Total Returns Index for:	12/1998	12/1999	12/2000	12/2001	12/2002	12/2003

	UCBH Holdings, Inc.	100.0	155.2	354.3	434.6	652.1	1202.0
	Nasdaq Stock Market (U.S. Companies)	100.0	185.4	111.8	88.7	61.3	91.7
	Nasdaq Bank Stocks	100.0	96.2	109.8	118.9	121.7	156.6
	SIC 6020-6029, 6710-6719 U.S. & Foreign

Notes:

A.	The items represent yearly index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the yearly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on 12/31/1998.

________________________________________________________________________________

Plot points provided by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business,

The University of Chicago. Used with permission. All rights reserved.	©Copyright 2004

ADDITIONAL INFORMATION

Stockholder Proposals

          To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2005 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders no later than November 29, 2004. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the Rules and Regulations under the Exchange Act.

Communication with the Board of Directors

          Stockholders may communicate with members of the Company’s Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at 555 Montgomery Street, San Francisco, California 94111. Directors are encouraged to attend annual and special meetings of the Company’s stockholders. At the last annual meeting of stockholders, all nine of the then current directors attended the meeting.

Notice of Business to be Conducted at an Annual Meeting

          The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Secretary of the Company which is received not less than one hundred twenty (120) calendar days prior to the date of the Company’s proxy statement released to the stockholders in connection with the prior year’s annual meeting. In the case of next year’s annual meeting, notice by the stockholder must be received before the close of business on November 29, 2004. The advance notice by stockholders must include the stockholder’s name and address, as they appear on the Company’s record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Meeting, the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided as set forth in the Company’s bylaws.

Other Matters Which May Properly Come Before the Meeting

          The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Special Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

          Whether or not you intend to be present at the Meeting, you are urged to return your proxy card promptly. If you are then present at the Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Meeting.

          A copy of the Form 10-K (without exhibits) for the year ended December 31, 2003 as filed with the Securities and Exchange Commission will be furnished without charge to beneficial owners of the Company’s Common Stock upon written request to Eileen Romero, Corporate Secretary, UCBH Holdings, Inc., 555 Montgomery Street, San Francisco, California 94111.

By Order of the Board of Directors,

Eileen Romero
Corporate Secretary

San Francisco, California

September 7, 2004

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN
PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE
MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN
AND PROMPTLY RETURN THE ACCOMPANYING PROXY
CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Exhibit A

AMENDED UCBH HOLDINGS, INC.

1998 STOCK OPTION PLAN

1.      DEFINITIONS.

          (a)      “Affiliate” means (i) a member of a controlled group of corporations of which the Company is a member or (ii) an unincorporated trade or business which is under common control with the Company as determined in accordance with Section 414(c) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations issued thereunder. For purposes hereof, a “controlled group of corporations” shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and (e)(3)(C).

          (b)      “Alternate Option Payment Mechanism” refers to one of several methods available to a Participant to fund the exercise of a stock option set out in Section 13 hereof. These mechanisms include: broker assisted cashless exercise and stock for stock exchange.

          (c)      “Award” means a grant of one or some combination of one or more Non-statutory Stock Options, Incentive Stock Options and Option related rights under the provisions of this Plan.

          (d)      “Bank” means United Commercial Bank.

          (e)      “Board of Directors” or “Board” means the board of directors of the Company.

          (f)      “Change in Control” means an event or series of events of a nature that at such time: (i) any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as determined under Rule 13d of such Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing fifty percent (50%) or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (ii) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or the Holding Company is not the resulting entity.

          (g)      “Code” means the Internal Revenue Code of 1986, as amended.

          (h)      “Committee” means a committee consisting of the entire Board of Directors or consisting solely of two or more members of the Board of Directors who are non-employee directors as such term is defined under Rule 16b-3(b)(3)(i) under the Exchange Act as promulgated by the Securities and Exchange Commission.

          (i)      “Common Stock” means the Common Stock of the Company, par value, $.01 per share or any stock exchanged for shares of Common Stock pursuant to Section 14 hereof.

          (j)      “Company” means UCBH Holdings, Inc.

          (k)      “Date of Grant” means the effective date of an Award.

          (l)      “Disability” means the permanent and total inability by reason of mental or physical infirmity, or both, of a Participant to perform the work customarily assigned to him, or in the case of a Director, to serve on the Board. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said Participant’s lifetime.

          (m)      “Effective Date” means April 17, 1998, the effective date of the Plan.

          (n)      “Employee” means any person who is currently employed by the Company or an Affiliate, including officers, but such term shall not include Outside Directors.

          (o)      “Employee Participant” means an Employee who holds an outstanding Award under the terms of the Plan.

          (p)      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          (q)      “Exercise Price” means the purchase price per share of Common Stock deliverable upon the exercise of each Option in order for the option to be exchanged for shares of Common Stock.

          (r)      “Fair Market Value” means, when used in connection with the Common Stock on a certain date, the price of the last reported sale of the Common Stock at the close of the regular trading day’s market (not including any after hours market), as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the New York Stock Exchange (“NYSE”) or the American Stock Exchange (“AMEX”) (as published by the Wall Street Journal, if published) on such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon or the last previous date on which a sale is reported. If the Common Stock is not reported on the NASDAQ, AMEX or the NYSE, the Fair Market Value of the Common Stock is the value so determined by the Board in good faith.

          (s)      “Incentive Stock Option” means an Option granted by the Committee to a Participant, which Option is designated by the Committee as an Incentive Stock Option pursuant to Section 7 hereof and is intended to be such under Section 422 of the Code.

          (t)      “Limited Right” means the right to receive an amount of cash based upon the terms set forth in Section 8 hereof.

          (u)      “Non-statutory Stock Option” means an Option granted by the Committee to a Participant pursuant to Section 6 hereof, which is not designated by the Committee as an Incentive Stock Option or which is redesignated by the Committee under Section 7 as a Non-Statutory Stock Option.

          (v)      “Option” means the right to buy a fixed amount of Common Stock at the Exercise Price within a limited period of time designated as the term of the option as granted under Section 6 or 7 hereof.

          (w)      “Outside Director” means a member of the Board of Directors of the Company or its Affiliates, who is not also an Employee.

          (x)      “Outside Director Participant” means an Outside Director who holds an outstanding Award under the terms of the Plan.

          (y)      “Participant” means any Employee or Outside Director who holds an outstanding Award under the terms of the Plan.

          (z)      “Retirement” with respect to an Employee Participant means termination of employment which constitutes retirement under any tax qualified plan maintained by the Bank or the Company. However, “Retirement” will not be deemed to have occurred for purposes of this Plan if a Participant continues to serve on the Board of Directors of the Company or its Affiliates even if such Participant is receiving retirement benefits under any retirement plan of the Bank or the Company. With respect to an Outside Director Participant, “Retirement” means the termination of service from the Board of Directors of the Company or its Affiliates following written notice to the Board as a whole of such Outside Director’s intention to retire or retirement as determined by the Bank (or the Company’s) bylaws, or by reaching age 65, except that an Outside Director shall not be deemed to have retired for purposes of the Plan in the event he continues to serve as a consultant to the Board or as an advisory director.

          (aa)      “Termination for Cause” shall mean, in the case of an Outside Director, removal from the Board of Directors, or, in the case of an Employee, termination of employment, in both such cases as determined by the Board of Directors, because of an act or acts of gross misconduct, willful neglect of duties or commission of a felony or equivalent violation of law. No act, or the failure to act, on Participant’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Bank or one of its Affiliates.

2.      ADMINISTRATION.

          (a)      The Plan as regards Awards to employees of the Company or its Affiliates, shall be granted and administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to grant awards to Employees and Outside Directors and to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Plan and on their legal representatives and beneficiaries.

          (b)      Awards to Outside Directors shall be granted and administered by the Committee, pursuant to the terms of this Plan.

3.      TYPES OF AWARDS AND RELATED RIGHTS.

          The following Awards and related rights as described in Sections 6 through 11 hereof may be granted under the Plan:

          (a)      Non-statutory Stock Options;

          (b)      Incentive Stock Options;

          (c)      Limited Rights.

4.      STOCK SUBJECT TO THE PLAN.

          Subject to adjustment as provided in Section 14, the maximum number of shares reserved for Awards under the Plan is 11,828,824(1) shares of the Common Stock. These shares of Common Stock may be either authorized but unissued shares or authorized shares previously issued and reacquired by the Company. To the extent that Awards are granted under the Plan, the shares underlying such Awards will be unavailable for any other use including future grants under the Plan except that, to the extent that Awards terminate, expire, are forfeited or are canceled without having been exercised (in the case of Limited Rights, exercised for cash), new Awards may be made with respect to these shares.

(1)	This number and all other share numbers referred to in this Plan reflect the adjustments pursuant to the Company’s stock splits and additional shares reserved pursuant to the Plan as of September 24, 2004.

5.      ELIGIBILITY.

          Subject to the terms herein all Employees and Outside Directors shall be eligible to receive Awards under the Plan.

6.      NON-STATUTORY STOCK OPTIONS.

          The Committee may, subject to the limitations of the Plan and the availability of shares reserved but unawarded in the Plan, from time to time, grant Non-statutory Stock Options to Employees and Outside Directors and, upon such terms and conditions as the Committee may determine, grant Non-statutory Stock Options in exchange for and upon surrender of previously granted Awards under this Plan. Non-statutory Stock Options granted under this Plan are subject to the following terms and conditions:

          (a)       Exercise Price. The Exercise Price of each Non-statutory Stock Option shall be determined by the Committee on the date the option is granted. Such Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Shares may be purchased only upon full payment of the Exercise Price or upon operation of an Alternate Option Payment Mechanism set out in Section 9 hereof.

          (b)      Terms of Options. The term during which each Non-statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-statutory Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. The Committee shall determine the date on which each Non-statutory Stock Option shall become exercisable. The shares comprising each installment may be purchased in whole or in part at any time during the term of such Option after such installment becomes exercisable. The Committee may, in its sole discretion, accelerate the time at which any Non-statutory Stock Option may be exercised in whole or in part. The acceleration of any Non-statutory Stock Option under the authority of this paragraph creates no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other unaccelerated Non-statutory Stock Options.

          (c)      Termination of Employment or Service. Upon the termination of a Participant’s employment or service in the event of Disability, death or Change in Control, all Non-statutory Stock Options shall immediately vest and be exercisable for one year after such termination. In the event of Termination for Cause or termination of a Participant’s employment or service for any other reason including voluntary resignation, all Non-statutory Stock Options shall be exercisable for a period of one year only as to those options which have vested as of the date of the Participant’s termination of employment or service. Any unvested Non-statutory Stock Options shall become null and void and shall not be exercisable by or delivered to the Participant after such date of termination.

7.      INCENTIVE STOCK OPTIONS.

          The Committee may, subject to the limitations of the Plan and the availability of shares reserved but unawarded in the Plan, from time to time, grant Incentive Stock Options to Employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

          (a)      Exercise Price. The Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. However, if at the time an Incentive Stock Option is granted to a Participant, the Participant owns Common Stock representing more than 10% of the total combined voting securities of the Bank (or, under Section 424(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all classes of stock of the Bank, by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such Participant, or by or for any corporation, partnership, estate or trust of which such Participant is a shareholder, partner or beneficiary), (“10% Owner”), the Exercise

          Price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant. Shares may be purchased only upon payment of the full Exercise Price or upon operation of an Alternate Option Payment Mechanism set out in Section 9 hereof.

          (b)     Amounts of Options. Incentive Stock Options may be granted to any Employee in such amounts as determined by the Committee; provided that the amount granted is consistent with the terms of Section 422 of the Code. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the Option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant’s employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section 7(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an award under this Section 7 exceeds this $100,000 limit, the portion of the Options in excess of such limit shall be deemed a Non-statutory Stock Option. The Committee shall have discretion to redesignate Options granted as Incentive Stock Options as Non-Statutory Stock Options. Such redesignation shall not be deemed to be a new grant or a regrant of such Options. Such Non-statutory Stock Options shall be subject to Section 6 hereof.

          (c)     Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. If at the time an Incentive Stock Option is granted to a Participant who is a 10% Owner, the Incentive Stock Option granted to such Employee Participant shall not be exercisable after the expiration of five years from the Date of Grant. No Incentive Stock Option granted under this

Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the Employee Participant to whom it is granted.

          The Committee shall determine the date on which each Incentive Stock Option shall become exercisable. The shares comprising each installment may be purchased in whole or in part at any time during the term of such option after such installment becomes exercisable. The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option may be exercised in whole or in part. The acceleration of any Incentive Stock Option under the authority of this paragraph creates no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other unaccelerated Incentive Stock Options.

          (d)     Termination of Employment. Upon the termination of a Participant’s employment or service in the event of Disability, Retirement, death or Change in Control, all Incentive Stock Options shall immediately vest and be exercisable for one year after such termination. In the event of Termination for Cause or termination of a Participant’s employment or service for any other reason including voluntary resignation, all Incentive Stock Options shall be exercisable for a period of one year only as to those options which have vested as of the date of the Participant’s termination of employment or service. Any unvested Incentive Stock Options shall become null and void and shall not be exercisable by or delivered to the Participant after such date of termination.

          (e)     Compliance with Code. The Options granted under this Section are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, but the Company makes no warranty as to the qualification of any option as an incentive stock option within the meaning of Section 422 of the Code. All Options that do not so qualify shall be treated as Non-statutory Stock Options.

8.	LIMITED RIGHTS.

          Simultaneously with the grant of any Option to an Employee, the Committee may grant a Limited Right with respect to all or some of the shares covered by such Option. Limited Rights granted under this Plan are subject to the following terms and conditions:

          (a)     Terms of Rights. In no event shall a Limited Right be exercisable in whole or in part before the expiration of six months from the Date of Grant of the Limited Right. A Limited Right may be exercised only in the event of a Change in Control.

          The Limited Right may be exercised only when the underlying Option is eligible to be exercised, and only when the Fair Market Value of the underlying shares on the day of exercise is greater than the Exercise Price of the underlying Option.

          Upon exercise of a Limited Right, the underlying Option shall cease to be exercisable. Upon exercise or termination of an Option, any related Limited Rights shall terminate. The Limited Rights may be for no more than 100% of the difference between the purchase price and the Fair Market Value of the Common Stock subject to the underlying option. The Limited Right is transferable only when the underlying option is transferable and under the same conditions.

          (b)     Payment. Upon exercise of a Limited Right, the holder shall promptly receive from the Company an amount of cash or some other payment option found in Section 12, equal to the difference between the Exercise Price of the underlying option and the Fair Market Value of the Common Stock subject to the underlying Option on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised. Payments shall be less an applicable tax withholding as set forth in Section 15.

9.	ALTERNATE OPTION PAYMENT MECHANISM.

          The Committee has sole discretion to determine what form of payment it will accept for the exercise of an Option. The Committee may indicate acceptable forms in the Award Agreement covering such Options or may reserve its decision to the time of exercise. No Option is to be considered exercised until payment in full is accepted by the Committee or its agent.

          (a)     Cash Payment. The exercise price may be paid in cash or by certified check.

          (b)     Borrowed Funds. To the extent permitted by law, the Committee may permit all or a portion of the exercise price of an Option to be paid through borrowed funds.

          (c)     Exchange of Common Stock.

(i)	The Committee may permit payment by the tendering of previously acquired shares of Common Stock. This includes the use of “pyramiding transactions” whereby some number of Options are exercised. The shares gained through the exercise are then tendered back to the Bank as payment for some other number of Options. This transaction may be repeated as needed to exercise all of the Options available.

(ii)	Any shares of Common Stock tendered in payment of the exercise price of an Option shall be valued at the Fair Market Value of the Common Stock on the date prior to the date of exercise.

10.	RIGHTS OF A SHAREHOLDER.

          No Participant shall have any rights as a shareholder with respect to any shares covered by an Option until the date of issuance of a stock certificate for such shares. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ or service of the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate a Participant’s services as an officer or other employee at any time.

11.	NON-TRANSFERABILITY.

          Except to the extent permitted or restricted by the Code, the rules promulgated under Section 16(b) of the Exchange Act or any successor statutes or rules:

(i)	The recipient of an Award shall not sell, transfer, assign, pledge, or otherwise encumber shares subject to the Award until full vesting of such shares has occurred. For purposes of this section, the separation of beneficial ownership and legal title through the use of any “swap” transaction is deemed to be a prohibited encumbrance.

(ii)	Unless determined otherwise by the Committee and except in the event of the Participant’s death or pursuant to a domestic relations order, an Award is not transferable and may be earned in his lifetime only by the Participant to whom it is granted. Upon the death of a Participant, an Award is transferable by will or the laws of intestate succession. The designation of a beneficiary does not constitute a transfer.

(iii)	If a recipient of an Award is subject to the provisions of Section 16 of the Exchange Act, shares of Common Stock subject to such Award may not, without the written consent of the Committee (which consent may be given in the Stock Award Agreement), be sold or otherwise disposed of within six months following the date of grant of the Award.

12.	AGREEMENT WITH GRANTEES.

          Each Award will be evidenced by a written agreement, executed by the Participant and the Company or its Affiliates that describes the conditions for receiving the Awards including the date of Award, the Exercise Price, the terms or other applicable periods, and other terms and conditions as may be required or imposed by the Plan, the Committee, the Board of Directors, tax law considerations or applicable securities law considerations.

13.	DESIGNATION OF BENEFICIARY.

          A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant’s estate will be deemed to be the beneficiary.

14.	DILUTION AND OTHER ADJUSTMENTS.

          In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant including any or all of the following:

          (a)     adjustments in the aggregate number or kind of shares of Common Stock that may underlie future Awards under the Plan;

          (b)     adjustments in the aggregate number or kind of shares of Common Stock underlying Awards already made under the Plan;

          (c)     adjustments in the purchase price of outstanding Incentive and/or Non-statutory Stock Options, or any Limited Rights attached to such Options.

          No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award. All awards under this Plan shall be binding upon any successors or assigns of the Company.

15.	TAX WITHHOLDING.

          Awards under this Plan shall be subject to tax withholding to the extent required by any governmental authority. Any withholding shall comply with Rule 16b-3, if applicable, or any amendment or successor rule. Shares of Common Stock withheld to pay for tax withholding amounts shall be valued at their Fair Market Value on the date the Award is deemed taxable to the Participant.

16.	AMENDMENT OF THE PLAN.

          The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided however, that provisions governing grants of Incentive Stock Options, unless permitted by the rules and regulations or staff pronouncements promulgated under the Code, shall be submitted for shareholder approval to the extent required by such law, regulation or interpretation.

          Failure to ratify or approve amendments or modifications by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Plan will remain in full force and effect.

          No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award without the written permission of such Participant.

17.	EFFECTIVE DATE OF PLAN.

          The Effective Date of the Plan shall be April 17, 1998.

18.	TERMINATION OF THE PLAN.

          The right to grant Awards under the Plan will terminate upon the earlier of ten (10) years after the Effective Date of the Plan or the exercise of Options, or related Limited Rights equivalent to the maximum number of shares reserved under the Plan as set forth in Section 4. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant or Outside Director Participant, adversely affect his vested rights under a previously granted Award.

19.	APPLICABLE LAW.

          The Plan will be administered in accordance with the laws of the State of Delaware to the extent not superseded by federal law.

20.	SUCCESSORS AND ASSIGNS.

          All awards under this Plan shall be binding upon any successors or assigns of the Company including any holding company that may be formed by the Company.

21.	DELEGATION OF AUTHORITY.

          The Committee may delegate all authority for: the determination of forms of payment to be made by or received by the Plan; the execution of Award Agreements; the determination of Fair Market Value; the determination of all other aspects of administration of the Plan to the executive officer(s) of the Company. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Company for determinations to be made pursuant to the Plan.

          IN WITNESS WHEREOF, the Board of Directors of the Company has adopted this Plan, as amended, by unanimous written consent on August 26, 2004, to be executed by its duly authorized executive officer and the corporate seal to be affixed and duly attested.

[CORPORATE SEAL]	UCBH Holdings, Inc.

August 26, 2004 Date	By:	/s/ Thomas S. Wu Thomas S. Wu Chairman, President and Chief Executive Officer

ADOPTED BY THE BOARD OF DIRECTORS:

August 26, 2004 Date	By:	/s/ Eileen Romero Eileen Romero Secretary

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
REVOCABLE PROXY
UCBH HOLDINGS, INC.
SPECIAL MEETING OF STOCKHOLDERS
September 24, 2004 • 10:00 a.m. Pacific Time

     The undersigned hereby appoints the official proxy committee of the Board of Directors of UCBH Holdings, Inc. (the “Company”), each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Special Meeting of Stockholders, to be held on September 24, 2004 at 10:00 a.m. Pacific Time, at the Holiday Inn Select Downtown, 750 Kearny Street, Chinese Culture Center, third floor, San Francisco, California, and at any and all adjournments thereof (the “Special Meeting”), as indicated on the reverse side.

     This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposal listed. If any other business is presented at the Special Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

(CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSAL.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
1.	The approval of the amendments to the UCBH Holdings, Inc. 1998 Stock Option Plan to increase the number of shares reserved for reserved for Awards under the Plan to 11,828,824 and to revise the definition of “Change in Control” to conform to current Change in Control agreements with certain senior management.	☐	☐	☐

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and of a Proxy Statement dated September 7, 2004 relating to this meeting.

     Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Dated

SIGNATURE OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

▲ FOLD AND DETACH HERE ▲